Exhibit (a)(1)(F)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CSRA Inc.

at

$40.75 Per Share

by

Red Hawk Enterprises Corp.

a wholly owned subsidiary of

General Dynamics Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME,

ON MONDAY, APRIL 2, 2018, UNLESS THE OFFER IS EXTENDED.

March 5, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated March 5, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the tender offer by Red Hawk Enterprises Corp., a Nevada corporation (“Purchaser”), which is a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation (“Parent”), to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of CSRA Inc., a Nevada corporation (the “Company”), at a purchase price of $40.75 per Share in cash, without interest thereon (the “Offer Price”) and less any applicable withholding of taxes, upon the terms and subject to the conditions of the Offer. Also enclosed is the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender to Purchaser any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price paid in the Offer is $40.75 per Share in cash, without interest thereon and less any applicable withholding of taxes.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 9, 2018 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”) by and among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, Purchaser will be merged into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share not tendered into the Offer will be converted into the right to receive the Offer Price, without interest and less any applicable withholding of taxes (the “Merger Consideration”), except for (i) any dissenting shares, (ii) any Shares that are owned by the Company or any of its direct or indirect wholly owned subsidiaries, (iii) any Shares that are owned by Parent, Purchaser or any of their respective direct or indirect wholly owned subsidiaries and (iv) Shares in respect of stock options, stock appreciation rights and restricted stock units. Stock options and restricted stock units will automatically be, immediately prior to the effective time of the Merger, cancelled and converted into the right to receive certain lump-sum cash payments, except for the restricted stock units granted to employees in 2018, which will instead be converted into restricted stock units subject to shares of the common stock of Parent plus a cash payment for the value of accumulated dividend equivalents retained prior to the Merger, as described in the Offer to Purchase.

4.	The board of directors of the Company has unanimously recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, approve and adopt the Merger Agreement.

5.	The Offer and withdrawal rights will expire at 11:59 PM, New York City time, on Monday, April 2, 2018, unless the Offer is extended by Purchaser (as extended, the “Expiration Date”). Previously tendered Shares may be withdrawn at any time before the Expiration Date.

6.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7.	Any stock transfer taxes imposed on the sale and transfer of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 24% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 8 of the Letter of Transmittal.

We urge you to read the enclosed materials regarding the Offer carefully before instructing us to tender any of your Shares.

If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf on or prior to the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CSRA Inc.

at

$40.75 Per Share

by

Red Hawk Enterprises Corp.

a wholly owned subsidiary of

General Dynamics Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 5, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Red Hawk Enterprises Corp., a Nevada corporation and a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of CSRA Inc., a Nevada corporation, at a purchase price of $40.75 per Share in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instructs you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of the surrender of any certificate representing Shares submitted on my behalf to Computershare Trust Company, N.A. (the “Depositary”) will be determined by Purchaser in its sole and absolute discretion (provided that Purchaser may delegate such power in whole or in part to the Depositary).

Number of Shares to be Tendered:

                                  Shares*

Dated            , 20

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

SIGN HERE

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